Exhibit 99.1

                                             FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS THIRD QUARTER 2006

FINANCIAL RESULTS

Richmond, Virginia, October 27, 2006 - Massey Energy Company (NYSE: MEE) today reported that produced coal revenues for its third quarter ended September 30, 2006 increased by 11% to $462.4 million from $418.3 million in the third quarter of 2005, while net income of $24.2 million, or $0.30 per basic and diluted share, increased from net income of $22.5 million, or $0.29 per basic share ($0.28 per diluted share) in 2005. EBITDA rose 5% to $104.2 million in the third quarter of 2006 from $99.4 million in the third quarter of 2005.

In September, the Company sold its Falcon reserves, located in Boone County, West Virginia, to a privately held company for approximately $31 million. This sale consisted of approximately 5.5 million tons of coal reserves as recorded on the Company’s books. In the third quarter, the sale increased pre-tax net income by $30 million and fully diluted EPS by $0.24 per share. Included in the third quarter 2005 net income was a pre-tax, non-cash gain on a coal reserve exchange of $38.2 million ($0.29 per diluted share).

“Massey achieved record revenue per ton during the third quarter, and earned a margin per produced ton of $6.79, despite continuing Company-specific and regional operational challenges,” said Don L. Blankenship, Massey Chairman and CEO. “The difficult re-start at Aracoma and the delayed start-up of the dragline hindered margin growth. In the longer term, we expect margins to expand significantly as both the Company-specific and regional challenges are met.”

“Our strategy of having in production a high percentage of the most mineable reserves in Central Appalachia and of utilizing modern and well-conditioned equipment is expected to continually increase margins versus our competitors. Just as our strategy has made Massey the leading Central Appalachia producer while maintaining a strong balance sheet over the past decade, we believe it will provide even more significant advantages as regional reserves become more scarce,” said Blankenship.

“We expect our high-quality reserves, low royalty rates and infrastructure cost advantages to result in continually increasing shareholder value. Additionally, as productivity at the Aracoma longwall increases over the next several weeks, as the dragline operation matures, as the labor shortages abate and as several cost-cutting capital projects are completed, we expect margins per ton to increase,” added Blankenship.

“The labor shortage in Central Appalachia has caused a widespread productivity decline that has impacted all of the region’s coal producers, including Massey. This decline followed two decades of improved productivity and has been frustrating for the Company’s management team and its shareholders. Although many challenges remain in Central Appalachia, we believe Massey is the best-positioned coal company to meet those challenges,” said Blankenship.

3rd Quarter Highlights

	3rd Qtr. 2006	2nd Qtr. 2006	3rd Qtr. 2005
Produced tons sold (millions)	9.4	10.2	10.0
Produced coal revenue ($ millions)	$462.4	$492.5	$418.3
Produced coal revenue per ton	$49.27	$48.34	$41.75
Average operating cash cost per ton	$42.48	$41.92	$37.20
EBITDA ($ millions)	$104.2	$77.5	$99.4

The Company previously reported that the third quarter was negatively impacted by a variety of factors including delays in the completion of the dragline project and a more difficult than anticipated re-start at the Aracoma longwall. Selling, general and administrative costs for the third quarter 2006 were significantly reduced due to lower share price and performance-linked components of executive compensation.

Guidance and Commitments

The Company refined its prior guidance for 2006. For the full year, Massey now projects shipments of approximately 39 million tons, average cash cost per ton of between $41.75 and $42.25 and average sales price per ton of between $48.50 and $49.00. Other income is projected to be between $75 and $85 million for full year 2006, including the gain from the sale of the Falcon reserves.

Sales commitments for 2007 currently total approximately 39 million tons, with average realization on priced tons of approximately $51.50 per ton. These commitments include 30 million tons of priced utility and industrial steam coal and 6 million tons of priced metallurgical coal. Approximately 3 million of the committed tons remain unpriced.

Sales commitments for 2008 currently total approximately 29 million tons, with an average realization on priced tons of approximately $51.00 per ton. Commitments include approximately 21 million tons of priced utility and industrial steam coal and 4 million tons of priced metallurgical coal. Approximately 4 million committed tons remain unpriced.

The Company is currently in the process of reviewing its 2007 budget. “With Massey’s diversity of products and mining methods, we are able to adjust our production plan according to market conditions,” said Blankenship. “We are in the process of reevaluating our 2007 plan on a mine-by-mine basis and expect to provide updated guidance later this year.”

Nine Month Highlights

	9 mos. 2006	9 mos. 2005	9 mos. 2004
Produced tons sold (millions)	29.7	32.3	30.9
Produced coal revenue ($ millions)	$1,430.5	$1,353.3	$1,095.8
EBITDA ($ millions)	$262.8	$341.6	$202.1

Coal Market Overview

•	The Company believes fundamentals for strong domestic coal demand remain intact. U.S. economic expansion, the high price of alternative fuels and continued momentum to develop coal-based alternative fuels all position coal well for the future.

•	While Central Appalachia has experienced two years of coal production growth, projections show a sharp decline in supply over the next several years as many mines exhaust their best reserves(1). Because Massey’s Central Appalachia reserve base is over three times larger than our nearest competitor, we expect to sustain our volumes and continue growing our Central Appalachia market share during this period.

•	Demand for metallurgical coal remains strong. The International Iron and Steel Institute projects 2006 steel demand to increase 9% over 2005 levels(2). However, the prospect of slower growth in steel demand in 2007(2) and expansion in Australian metallurgical coal production(1) have contributed to lower prices from their highs in 2005.

Liquidity and Capital Resources

Massey ended the third quarter with available liquidity of $364.2 million, including $106.9 million available on its asset-based revolving credit facility and $257.3 million in cash. Total debt at the end of the quarter was $1,106.2 million compared to total debt of $1,113.3 million at December 31, 2005.

Massey’s total debt-to-book capitalization ratio increased to 60.3% at September 30, 2006 from 59.8% at December 31, 2005. The capitalization ratio for December 31, 2005 has been adjusted to reflect the impact of the non-cash adjustment to retained earnings required by the adoption of Emerging Issues Task Force Issue 04-6 (“EITF 04-6”) on January 1, 2006. After deducting available cash of $257.3 million and restricted cash of $105.0 million, which supports letters of credit, net debt totaled $743.9 million. Total net debt- to-book capitalization was 50.5% at September 30, 2006 compared to 48.0% at December 31, 2005, as adjusted.

Capital expenditures, which totaled $76.9 million in the third quarter of 2006 compared to $84.5 million in the third quarter of 2005, were $238.5 million in the first nine months of 2006 versus $282.3 million in the first nine months of 2005. Excluding estimated lease buyouts of $27 million, capital spending is expected to total between $270 and $280 million for 2006.

Depreciation, depletion and amortization (DD&A) was $57.6 million in the third quarter of 2006 compared to $57.5 million in the third quarter of 2005. For the year to date, DD&A totaled $171.6 million compared to $176.4 million for the first nine months of 2005. DD&A is expected to total between $225 and $235 million for the full year 2006.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

(1)	Energy Ventures Analysis, Inc., Long-term Outlook for Coal and Competing Fuels, Fall 2006
(2)	International Iron and Steel Institute, Short Range Outlook and Medium Term Forecast, 10/2/06

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss third quarter earnings on Friday morning, October 27, 2006, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com . A replay of the conference call will be available on the Company’s website.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, which was filed on March 16, 2006, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the nine months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Revenues
Produced coal revenue	$462.4	$418.3	$1,430.5	$1,353.3
Freight and handling revenue	36.1	36.7	115.5	117.0
Purchased coal revenue	16.4	28.2	56.2	100.7
Other revenue	41.0	50.5	69.3	115.3

Total revenues	555.9	533.7	1,671.5	1,686.3

Costs and expenses
Cost of produced coal revenue	393.6	349.0	1,202.5	1,081.4
Freight and handling costs	36.1	36.7	115.5	117.0
Cost of purchased coal revenue	15.5	23.6	49.9	85.0
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	56.6	56.5	169.0	173.4
Selling, general and administrative	1.0	1.0	2.6	3.0
Selling, general and administrative	5.2	23.7	35.9	55.9
Other expense	1.3	1.3	4.9	5.4

Total costs and expenses	509.3	491.8	1,580.3	1,521.1

Income before interest and taxes	46.6	41.9	91.2	165.2
Interest income	5.0	3.2	15.2	8.6
Interest expense	(21.4)	(14.8)	(64.7)	(43.8)

Income before taxes	30.2	30.3	41.7	130.0
Income tax expense	(6.0)	(7.8)	(8.1)	(19.8)

Income before cumulative effect of accounting change	$24.2	$22.5	$33.6	$110.2

Cumulative effect of accounting change, net of tax	—	—	(0.6)	—

Net income	$24.2	$22.5	$33.0	$110.2

Income per share - basic:
Income before cumulative effect of accounting change	$0.30	$0.29	$0.42	$1.44
Cumulative effect of accounting change	—	—	(0.01)	—

Net income	$0.30	$0.29	$0.41	$1.44

Income per share - diluted:
Income before cumulative effect of accounting change	$0.30	$0.28	$0.41	$1.31
Cumulative effect of accounting change	—	—	(0.01)	—

Net income	$0.30	$0.28	$0.40	$1.31

Shares used to calculate income per share
Basic	80.3	76.4	81.0	76.3

Diluted	81.1	89.5	81.6	89.4

EBIT	$46.6	$41.9	$91.2	$165.2
EBITDA	$104.2	$99.4	$262.8	$341.6

	Three months ended		Nine months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Produced tons sold:
Utility	6.9	7.1	21.4	22.2
Metallurgical	1.6	2.1	5.7	7.4
Industrial	0.9	0.8	2.6	2.7

Total produced tons sold	9.4	10.0	29.7	32.3

Total tons produced	9.1	10.1	29.5	32.9

Produced coal revenue per ton sold
Utility	$43.06	$37.00	$42.31	$36.37
Metallurgical	$73.53	$53.17	$67.70	$54.50
Industrial	$52.90	$53.98	$53.86	$52.87
Produced coal revenue per ton sold	$49.27	$41.75	$48.14	$41.90

Average cash cost per ton	$42.48	$37.20	$41.68	$35.22

Capital expenditures	$76.9	$84.5	$238.5	$282.3
Number of employees	5,405	5,609	5,405	5,609

	September 30, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$257.3	$319.4
Trade and other accounts receivable	190.6	152.6
Inventories	190.4	345.7
Other current assets	169.1	226.8
Net property, plant and equipment	1,781.2	1,715.9
Other noncurrent assets	220.1	226.0

Total assets	$2,808.7	$2,986.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$3.9	$10.7
Other current liabilities	360.5	363.0
Long-term debt	1,102.3	1,102.6
Other noncurrent liabilities	613.9	669.1

Total liabilities	2,080.6	2,145.4

Total stockholders’ equity	728.1	841.0

Total liabilities and stockholders’ equity	$2,808.7	$2,986.4

Note 1: The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the nine months ended September 30, 2006, as such inclusion would result in antidilution.

Note 2: “EBIT” is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. “EBITDA” is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Income before interest and taxes to EBITDA.

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Income before interest and taxes	46.6	41.9	91.2	165.2
Depreciation, depletion and amortization	57.6	57.5	171.6	176.4

EBITDA	$104.2	$99.4	$262.8	$341.6

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended September 30,				Nine months ended September 30,
	2006		2005		2006		2005
	$	per ton	$	per ton	$	per ton	$	per ton
Total costs and expenses	$509.3		$491.8		$1,580.3		$1,521.1
Less: Freight and handling costs	36.1		36.7		115.5		117.0
Less: Cost of purchased coal revenue	15.5		23.6		49.9		85.0
Less: Depreciation, depletion and amortization	57.6		57.5		171.6		176.4
Less: Other expense	1.3		1.3		4.9		5.4

Average cash cost	$398.8	$42.48	$372.7	$37.20	$1,238.4	$41.68	$1,137.3	$35.22

Note 4: “Cash margin per ton” is calculated as the difference between the Produced coal revenue per ton sold and the Average cash cost per ton (as computed in Note 3).

Three months ended September 30, 2006
Produced coal revenue per ton sold	$49.27
Less: Average cash cost per ton sold (Note 3)	42.48

Cash margin per ton	$6.79

Note 5: The Company’s debt is comprised of the following:

	September 30, 2006	December 31, 2005
6.875% senior notes due 2013, net of discount	$754.7	$754.3
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.7	0.7
Capital lease obligations	13.0	21.5
Fair value hedge adjustment	(6.8)	(7.8)

Total debt	1,106.2	1,113.3
Less: short-term debt	3.9	10.7

Total long-term debt	$1,102.3	$1,102.6

Note 6: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	September 30, 2006	December 31, 2005
Long-term debt	$1,102.3	$1,102.6
Plus: Short-term debt	3.9	10.7
Less: Cash and cash equivalents	257.3	319.4
Less: Restricted cash	105.0	105.0

Net debt	$743.9	$688.9

Note 7: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 6) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	September 30, 2006	December 31, 2005
Long-term debt	$1,102.3	$1,102.6
Plus: Short-term debt	3.9	10.7

Total debt (numerator)	1,106.2	1,113.3

Plus: Total stockholders’ equity	728.1	841.0

Book capitalization (denominator)	$1,834.3	$1,954.3

Total debt-to-book capitalization ratio	60.3%	57.0%

Net debt (from Note 6) (numerator)	743.9	688.9
Plus: Total stockholders’ equity	728.1	841.0

Adjusted book capitalization (denominator)	$1,472.0	$1,529.9

Total net debt-to-book capitalization ratio	50.5%	45.0%

Presentation of December 31, 2005 amounts are adjusted for the reduction to Total stockholders’ equity on January 1, 2006, for the cumulative effect of an accounting change required by EITF 04-6 in the after-tax amount of $93.8 million:

	September 30, 2006	As adjusted December 31, 2005
Total debt (numerator)	$1,106.2	$1,113.3
Plus: Total stockholders’ equity	728.1	841.0
Less: Proforma cumulative effect of an accounting change	—	93.8

	728.1	747.2

Book capitalization (denominator)	$1,834.3	$1,860.5

Total debt-to-book capitalization ratio	60.3%	59.8%

Net debt (from Note 6) (numerator)	743.9	688.9
Plus: Total stockholders’ equity	728.1	747.2

Adjusted book capitalization (denominator)	$1,472.0	$1,436.1

Total net debt-to-book capitalization ratio	50.5%	48.0%

Note 8: Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to investors in evaluating the Company because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Other revenue to Other income.

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Other revenue	$41.0	$50.5	$69.3	$115.3
Plus: Purchased coal revenue	16.4	28.2	56.2	100.7
Less: Cost of purchased coal revenue	15.5	23.6	49.9	85.0
Less: Other expense	1.3	1.3	4.9	5.4

Other income	$40.6	$53.8	$70.7	$125.6